NEWS RELEASE	701 Ninth Street NW Washington, DC 20068 www.pepcoholdings.com NYSE: POM
FOR IMMEDIATE RELEASE March 1, 2007	Media Contact: Robert Dobkin 202-872-2680 Investor Contact: Donna Kinzel 302-429-3004
Pepco Holdings Reports Full-Year and Fourth-Quarter 2006 Earnings; Conference Call Scheduled

          Pepco Holdings, Inc. (NYSE: POM) today reported full year 2006 consolidated earnings of $248.3 million, or $1.30 per share, compared to $371.2 million, or $1.96 per share, in 2005. Excluding special items (as described below), earnings for the full year 2006 would have been $254.1 million, or $1.33 per share, compared to $287.8 million, or $1.52 per share, in 2005. The weighted average number of basic shares outstanding in 2006 was 190.6 million compared to 188.9 million in 2005.

          The earnings decrease, excluding special items, for the full year 2006 as compared to the prior year was driven by lower Power Delivery kilowatt hour (kWh) sales resulting from milder weather and lower network transmission revenue primarily due to a true-up incorporated in the 2006 transmission rates for rates in effect in 2005. Also contributing to the earnings decrease was a decline in Conectiv Energy earnings due to lower generating output as the result of milder weather, lower spark spreads, and an unplanned outage at the Hay Road generating facility, partially offset by higher earnings from load service contracts, favorable hedge results and higher earnings from the Energy Marketing component of the Conectiv Energy business. The decrease in Power Delivery and Conectiv Energy earnings was partially offset by increased Pepco Energy Services earnings resulting from higher retail sales.

          "While the Power Delivery business was negatively impacted by the mild weather in 2006, we made significant progress in executing our regulatory strategy by filing four distribution base rate cases and we continue to make investments to expand and upgrade our transmission and distribution system," said Dennis R. Wraase, Chairman, President and Chief Executive Officer. "Our Competitive Energy businesses performed well in 2006. Despite the mild weather throughout the year, which limited generation output, Conectiv Energy's gross margin came in near the top of its forecasted range. Pepco Energy Services had a strong year with net income from ongoing business operations up 33% driven by increased retail commodity sales. In 2007, we will remain focused on investing in utility infrastructure, achieving constructive outcomes in our rate cases and controlling costs in the Power Delivery business as well as building on the successes of the Competitive Energy businesses."

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          For the fourth quarter of 2006, consolidated earnings were $36.3 million, or 19 cents per share, compared to $82.1 million, or 43 cents per share, for the fourth quarter of 2005. Excluding special items, earnings for the fourth quarter of 2006 would have been $37.9 million, or 20 cents per share, compared to $36.4 million or 18 cents per share for the same period in 2005. The weighted average number of basic shares outstanding for the fourth quarter of 2006 was 191.5 million compared to 189.5 million for the same period in the prior year.

          The increase in earnings, excluding special items, for the fourth quarter of 2006 compared to the same period in 2005 was primarily due to lower Power Delivery operation and maintenance expense, higher Conectiv Energy and Pepco Energy Services earnings, and higher financial investment portfolio results, partially offset by lower Power Delivery kWh sales due to milder weather and lower network transmission revenue primarily due to a true-up incorporated in the 2006 transmission rates for the rates in effect in 2005.

Planning for Future Energy Needs

         On Feb. 6, 2007, Delmarva Power filed a comprehensive demand side management and energy efficiency plan in Delaware. Similar filings will be made in Pepco Holdings' other jurisdictions later in 2007. "Looking ahead, our country faces two preeminent energy challenges: the rising cost of energy and the impact of energy use on the environment," said Wraase. "We are taking a proactive stance to help our customers deal with rising energy prices. In addition to our investments in transmission, which should help deliver lower cost generation, and our continued offering of 'green energy' supply, we are proposing a series of programs to enable our customers to better control their energy use and costs and to enhance service reliability." This comprehensive plan includes the automation of the distribution system, which will enable Pepco Holdings' utilities to be more responsive during outages, and ultimately provide better customer service. Integral to this plan is the adoption of Bill Stabilization Adjustment mechanisms that were proposed in the distribution base rate case filings. These mechanisms "de-couple" distribution revenue from sales volume and will result in stable distribution revenue regardless of usage swings related to weather or other factors. "We continue to work collaboratively with legislators and regulators at the state and federal levels, and are taking a leadership role in addressing key energy issues," Wraase added.

Full Year Highlights
Regulatory
•

On Aug. 31, 2006, Delmarva Power filed a gas distribution base rate case in Delaware seeking approval of an annual rate increase of $15.0 million. On Feb. 16, 2007, Delmarva Power, the commission staff, and the public advocate filed a settlement agreement with the Delaware Public Service Commission. The settlement provisions include a $9.0 million increase in distribution rates (of which $2.5 million was put into effect on Nov. 1, 2006), a return on equity of 10.25%, a change in depreciation rates that result in a $2.1 million reduction in annual depreciation expense (pre-tax), and participation by all parties in a generic statewide proceeding for the purpose of investigating Bill Stabilization Adjustment mechanisms for electric and gas distribution utilities. A commission decision is expected by the end of March 2007.

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•

On Nov. 17, 2006, Pepco filed an electric distribution base rate case in Maryland seeking approval of an annual rate increase of $55.7 million without the adoption of a Bill Stabilization Adjustment mechanism or an annual rate increase of $47.4 million with the adoption of a Bill Stabilization Adjustment mechanism. A decision is expected by June 2007.

•

On Nov. 17, 2006, Delmarva Power filed an electric distribution base rate case in Maryland seeking approval of an annual rate increase of $20.3 million without the adoption of a Bill Stabilization Adjustment mechanism or an annual rate increase of $18.4 million with the adoption of a Bill Stabilization Adjustment mechanism. A decision is expected by June 2007.

•

On Dec. 12, 2006, Pepco filed an electric distribution base rate case in the District of Columbia seeking approval of an annual rate increase of approximately $50.5 million without the adoption of a Bill Stabilization Adjustment mechanism or an annual rate increase of $46.2 million with the adoption of a Bill Stabilization Adjustment mechanism. A decision is expected by Sept. 2007.

•

On Sept. 1, 2006, Atlantic City Electric completed the sale of its interests in the Keystone and Conemaugh generating stations to Duquesne Light Holdings Inc. for $177.0 million, which was subsequently decreased by $1.6 million due to post-closing true-ups. Approximately $81.3 million of the net gain from the sale was used to offset the remaining regulatory asset balance, which ACE had been recovering in rates, and approximately $49.8 million of the net gain is being returned to ratepayers over a 33-month period as a credit on their bills, which began with the October 2006 billing period.

•

On Feb. 8, 2007, Atlantic City Electric completed the sale of the B.L. England Generating Station to RC Cape May Holdings, LLC for $9.0 million. The sale price is subject to a 60-day true-up and other adjustments. Net proceeds from the sale will be credited to ratepayers.

Operations
•	Pepco, Delmarva Power and Atlantic City Electric each hit a new peak for electric usage in August 2006. Both Pepco and Delmarva Power hit new winter peaks for electric usage in February 2007.
•

Pepco Energy Services' retail electric load served at Dec. 31, 2006 was 3,544 MW, compared to 2,034 MW at Dec. 31, 2005. This 74% increase primarily reflects the acquisition of additional commercial and industrial load in both existing and new markets.

•

Conectiv Energy's total gross margin in 2006 was near the top of its forecasted range and nearly flat as compared to 2005 (down 1.5%) despite milder weather leading to a 25% decrease in generation output period over period.

Other
•

On Aug. 9, 2006, the Bankruptcy Court approved the settlement agreement between Pepco and Mirant arising out of Mirant's 2003 bankruptcy, which subsequently was affirmed by the U.S. District Court. On Jan. 25, 2007, certain creditors of Mirant filed an appeal of the U.S. District Court's decision to the U.S. Court of Appeals for the Fifth Circuit.

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•

Pepco Energy Services announced that it intends to provide notice to PJM of its intention to deactivate its two oil-fired generating facilities. It is expected that the plants would be deactivated by May 31, 2012.

Fourth Quarter Operational Highlights
•

Power Delivery electric sales were 11,481 gigawatt hours (GWhs) in the fourth quarter of 2006 compared to 12,293 GWhs for the same period last year. Heating degree days in the electric service territory decreased by 14% for the three months ended Dec. 31, 2006, compared to the same period in 2005.

•

Conectiv Energy's gross margin on Merchant Generation and Load Service was $52.1 million in the fourth quarter of 2006, compared to $47.5 million in the fourth quarter of 2005. The increase was due to favorable hedge results, partially offset by lower generating margins driven by lower output.

•

Pepco Energy Services had retail commercial and industrial electricity sales of 3,990 GWh in the fourth quarter of 2006, up from retail sales of 2,801 GWh in the fourth quarter of 2005. This 42% increase primarily reflects the acquisition of additional commercial and industrial customer loads.

Fourth Quarter Financing Highlights
•

On Dec. 12, 2006, Pepco Holdings issued $200 million of 5.9% unsecured notes due 2016. The net proceeds, plus additional funds, were used to repay a short term bank loan entered into in August 2006 to fund a $300 million maturity of Pepco Holdings long-term debt.

•	On Dec. 20, 2006, Delmarva Power issued $100 million of 5.22% unsecured notes due 2016. Proceeds were used to repay short-term debt.
•

On January 18, 2007, Delmarva Power redeemed all outstanding shares of its Redeemable Serial Preferred Stock at redemption prices ranging from 103% to 105% of par, for an aggregate redemption amount of $18.9 million.

          Further details regarding changes in consolidated earnings between 2006 and 2005 can be found in the following schedules. Additional information regarding financial results and recent regulatory events can be found in the Pepco Holdings, Inc. Form 10-K for the year ended Dec. 31, 2006 as filed with the Securities and Exchange Commission, which is available at www.pepcoholdings.com/investors.

Special Items
GAAP earnings for the fourth quarter 2006 include the following special item (after-tax), which management believes is not representative of the company's ongoing business operations:
•	Charges of $1.6 million, or 1 cent per share, related to an impairment loss on certain Pepco Energy Services' assets associated with its energy services business.
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GAAP earnings for the fourth quarter 2005, include the following special items (after-tax):
•	Earnings of $42.2 million, or 22 cents per share, related to the gain associated with the settlement of the Mirant Transition Power Agreement (TPA) claim and asbestos claim;
•	Earnings of $8.9 million, or 5 cents per share, related to the liquidation of a financial investment previously written off;
•	Charges of $2.6 million, or 1 cent per share, related to the impairment charge taken by Conectiv Energy to reduce the value of an investment in a jointly-owned generation project; and
•

Charges of $2.6 million, or 1 cent per share, related to the increase in income tax expense for the interest accrued on the potential impact of the IRS Revenue Ruling on mixed service costs (IRS Revenue Ruling 2005-53).

GAAP earnings for the full year 2006, include the following special items (after-tax):
•	Earnings of $7.9 million, or 4 cents per share, related to a gain on Conectiv Energy's disposition of its interest in a co-generation facility and
•	Charges of $13.7 million, or 7 cents per share, related to an impairment loss on certain Pepco Energy Services' assets associated with its energy services business.
GAAP earnings for the full year 2005 include the following special items (after-tax):
•	Earnings of $42.2 million, or 22 cents per share, related to the gain associated with the settlement of the Mirant TPA claim and asbestos claim;
•	Earnings of $40.7 million, or 22 cents per share, related to the gain associated with the sale by Pepco of non-utility land;
•	Earnings of $8.9 million, or 4 cents per share, related to the liquidation of a financial investment previously written off;
•	Earnings of $5.1 million, or 3 cents per share, related to the Atlantic City Electric base rate case proceedings settlement in New Jersey;
•	Charges of $2.6 million, or 1 cent per share, related to the impairment charge taken by Conectiv Energy to reduce the value of an investment in a jointly-owned generation project; and
•

Charges of $10.9 million, or 6 cents per share, related to the increase in income tax expense for the interest accrued on the potential impact of the IRS Revenue Ruling on mixed service costs (IRS Revenue Ruling 2005-53).

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A reconciliation of net earnings excluding special items to GAAP earnings is shown in the following tables:
Reconciliation of GAAP Earnings to Earnings Excluding Special Items

Net Earnings - Dollars in Millions	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Reported (GAAP) Net Earnings	$36.3	$82.1	$248.3	$371.2
Special Items:
Impairment loss on energy services assets	1.6	-	13.7	-
Accrual related to potential impact of IRS Revenue Ruling 2005-53	-	2.6	-	10.9
Impairment of jointly owned generation project	-	2.6	-	2.6
New Jersey base rate case settlement	-	-	-	(5.1)
Gain on disposition of interest in a co-generation facility	-	-	(7.9)	-
Liquidation of financial investment previously written off	-	(8.9)	-	(8.9)
Gain on sale of Buzzard Point non-utility land	-	-	-	(40.7)
Gain on settlement of Mirant TPA claim and asbestos claim	-	(42.2)	-	(42.2)
Rounding	-	0.2	-	-
Net Earnings, Excluding Special Items	$37.9	$36.4	$254.1	$287.8

Earnings per Share	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Reported (GAAP) Earnings per Share	$0.19	$0.43	$1.30	$1.96
Special Items:
Impairment loss on energy services assets	0.01	-	0.07	-
Accrual related to potential impact of IRS Revenue Ruling 2005-53	-	0.01	-	0.06
Impairment of jointly owned generation project	-	0.01	-	0.01
New Jersey base rate case settlement	-	-	-	(0.03)
Gain on disposition of interest in a co-generation facility	-	-	(0.04)
Liquidation of financial investment previously written off	-	(0.05)	-	(0.04)
Gain on sale of Buzzard Point non-utility land	-	-	-	(0.22)
Gain on settlement of Mirant TPA claim and asbestos claim	-	(0.22)	-	(0.22)
Rounding	-	-	-	-
Earnings per Share, Excluding Special Items	$0.20	$0.18	$1.33	$1.52

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CONFERENCE CALL FOR INVESTORS

          Pepco Holdings, Inc. will host a conference call to discuss fourth quarter results on Friday, March 2 at 10:00 a.m. E.S.T. Investors, members of the media and other interested persons may access the conference call on the Internet at http://www.pepcoholdings.com/investors or by calling 1-866-770-7120 before 9:55 a.m. The pass code for the call is 40097562. International callers may access the call by dialing 1-617-213-8065, using the same pass code, 40097562. An on-demand replay will be available for seven days following the call. To hear the replay, dial 1-888-286-8010 and enter pass code 55424689. International callers may access the replay by dialing 1-617-801-6888 and entering the same pass code 55424689. An audio archive will be available at PHI's Web site, http://www.pepcoholdings.com/investors.

          Note: If any non-GAAP financial information (as defined by the Securities and Exchange Commission in Regulation G) is used during the quarterly earnings conference call, a presentation of the most directly comparable GAAP measure and a reconciliation of the differences will be available at http://www.pepcoholdings.com/investors.

About PHI: Pepco Holdings, Inc., headquartered in Washington, D.C., delivers electricity and natural gas to about 1.9 million customers in Delaware, the District of Columbia, Maryland, New Jersey and Virginia, through its subsidiaries Pepco, Delmarva Power and Atlantic City Electric. PHI also provides competitive wholesale generation services through Conectiv Energy and retail energy products and services through Pepco Energy Services.

Forward-Looking Statements: Except for historical statements and discussions, the statements in this news release constitute "forward-looking statements" within the meaning of federal securities law. These statements contain management's beliefs based on information currently available to management and on various assumptions concerning future events. Forward-looking statements are not a guarantee of future performance or events. They are subject to a number of uncertainties and other factors, many of which are outside the company's control. Factors that could cause actual results to differ materially from those in the forward-looking statements herein include general economic, business and financing conditions; availability and cost of capital; changes in laws, regulations or regulatory policies; weather conditions; competition; governmental actions; and other presently unknown or unforeseen factors. These uncertainties and factors could cause actual results to differ materially from such statements. PHI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results and prospects of PHI.

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SELECTED FINANCIAL INFORMATION
Pepco Holdings, Inc. Earnings Per Share Variance 2006 / 2005
			Year ended December 31
				Competitive Energy
			Power Delivery	Conectiv Energy	Pepco Energy Services	Other Non Regulated	Corporate & Other	Total PHI
2005 Net Income/(Loss) (GAAP) 1/			$ 1.60	$ 0.25	$ 0.14	$ 0.23	$ (0.26)	$ 1.96

2005 Special Items 2/
•	Mirant Settlement		(0.22)	-	-	-	-	(0.22)
•	Gain on sale of Buzzard Point land		(0.22)	-	-	-	-	(0.22)
•	ACE - New Jersey Base Rate Case Settlement		(0.03)	-	-	-	-	(0.03)
•	IRS Revenue ruling 2005-53 (Mixed Service Costs)		0.06	-	-	-	-	0.06
•	Energy Systems North East Impairment		-	0.01	-	-	-	0.01
•	Liquidation of prior year financial investment		-	-	-	(0.04)	-	(0.04)

2005 Net Income/(Loss) excluding Special Items			1.19	0.26	0.14	0.19	(0.26)	1.52

Change from 2005 Net Income/(Loss) excluding Special Items
Regulated Operations
•	Revenue -	Weather (estimate)3/	(0.17)	-	-	-	-	(0.17)
	-	Network Transmission Rates	(0.06)	-	-	-	-	(0.06)
	-	Other Distribution Revenue	(0.01)	-	-	-	-	(0.01)
	-	2005 Unbilled Revenue Adjustment	0.04	-	-	-	-	0.04
	-	Standard Offer Service Margin	0.01	-	-	-	-	0.01
•	ACE TUB Activity		(0.02)	-	-	-	-	(0.02)
•	Operation & Maintenance		0.02	-	-	-	-	0.02
•	Other, net		(0.02)	-	-	-	-	(0.02)
Conectiv Energy
•	Margins (operating revenue less cost of goods sold)
	-	Merchant Generation & Load Service	-	(0.05)	-	-	-	(0.05)
	-	Energy Marketing	-	0.05	-	-	-	0.05
•	Operation & Maintenance		-	(0.02)	-	-	-	(0.02)
•	Other, net		-	(0.03)	-	-	-	(0.03)
Pepco Energy Services
•	Retail commodity		-	-	0.07	-	-	0.07
•	Energy services		-	-	0.02	-	-	0.02
•	Other, net (primarily power plant generation activity)		-	-	(0.05)	-	-	(0.05)
Other Non-Regulated
•	2005 gain on sale of energy investment		-	-	-	(0.03)	-	(0.03)
•	Financial investment portfolio		-	-	-	0.06	-	0.06
•	Other, net		-	-	-	-	-	-
Corporate & Other
•	Tax audit true-ups eliminated in consolidation		0.02	-	-	0.03	(0.05)	-
•	Other, net		-	-	-	-	(0.01)	(0.01)
Capital Costs			-	-	-	0.01	-	0.01
2006 Net Income/(Loss) excluding Special Items			1.00	0.21	0.18	0.26	(0.32)	1.33

2006 Special Items 2/
•	Gain on disposition of assets associated with Burney co-generation facility		-	0.04	-	-	-	0.04
•	Impairment loss on certain energy services business assets		-	-	(0.07)	-	-	(0.07)

2006 Net Income/(Loss) (GAAP) 4/			$ 1.00	$ 0.25	$ 0.11	$ 0.26	$ (0.32)	$ 1.30

1/		2005 weighted average number of basic shares outstanding was 188,877,848.
2/		Management believes the special items are not representative of the company's ongoing business operations.
3/		The effect of weather in 2006 compared with the 20 year average weather is estimated to have decreased earnings by $.05 per share.
4/		2006 weighted average number of basic shares outstanding was 190,589,652.

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SELECTED FINANCIAL INFORMATION (Continued)
Pepco Holdings, Inc. Earnings Per Share Variance 2006 / 2005
		4th Quarter
			Competitive Energy
		Power Delivery	Conectiv Energy	Pepco Energy Services	Other Non Regulated	Corporate & Other	Total PHI
2005 Net Income/(Loss) (GAAP) 1/		$ 0.33	$ 0.01	$ 0.04	$ 0.09	$ (0.04)	$ 0.43

2005 Special Items 2/
•	Mirant Settlement	(0.22)	-	-	-	-	(0.22)
•	IRS Revenue ruling 2005-53 (Mixed Service Costs)	0.01	-	-	-	-	0.01
•	Energy Systems North East Impairment	-	0.01	-	-	-	0.01
•	Liquidation of prior year financial investment	-	-	-	(0.05)	-	(0.05)

2005 Net Income/(Loss) excluding Special Items		0.12	0.02	0.04	0.04	(0.04)	0.18

Change from 2005 Net Income/(Loss) excluding Special Items
Regulated Operations
• Revenue -	Weather (estimate)3/	(0.04)	-	-	-	-	(0.04)
-	Network Transmission Rates	(0.03)	-	-	-	-	(0.03)
•	Operation & Maintenance	0.05	-	-	-	-	0.05
•	Other, net	0.02	-	-	-	-	0.02
Conectiv Energy
•	Margins (operating revenue less cost of goods sold)
-	Merchant Generation & Load Service	-	0.02	-	-	-	0.02
-	Energy Marketing	-	(0.02)	-	-	-	(0.02)
•	Operating costs, net	-	0.01	-	-	-	0.01
Pepco Energy Services
•	Retail commodity	-	-	0.02	-	-	0.02
•	Energy services	-	-	-	-	-	-
•	Other, net (primarily power plant generation activity)	-	-	(0.01)	-	-	(0.01)
Other Non-Regulated
•	Financial investment portfolio	-	-	-	0.03	-	0.03
•	Other, net	-	-	-	-	-	-
Corporate & Other
•	Other, net	-	-	-	-	(0.01)	(0.01)
Capital Costs		-	-	-	(0.01)	(0.01)	(0.02)
2006 Net Income/(Loss) excluding Special Items		0.12	0.03	0.05	0.06	(0.06)	0.20

2006 Special Items 2/
•	Impairment loss on certain energy services business assets	-	-	(0.01)	-	-	(0.01)

2006 Net Income/(Loss) (GAAP) 4/		$ 0.12	$ 0.03	$ 0.04	$ 0.06	$ (0.06)	$ 0.19

1/	2005 weighted average number of basic shares outstanding for the 4th quarter was 189,467,354.
2/	Management believes the special items are not representative of the company's ongoing business operations.
3/	The effect of weather in 2006 compared with the 20 year average weather is estimated to have decreased earnings by $.03 per share.
4/	2006 weighted average number of basic shares outstanding for the 4th quarter was 191,518,012.

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SEGMENT INFORMATION
	Year Ended December 31, 2006 (Millions of dollars)
		Competitive Energy Segments
	Power Delivery	Conectiv Energy	Pepco Energy Services	Other Non- Regulated	Corp. & Other(a)	PHI Cons.
Operating Revenue	$5,118.8	$2,157.3(b)	$1,668.9	$90.6	$(672.7)	$ 8,362.9
Operating Expense (c)	4,651.0(b)	2,059.7	1,631.2(e)	6.5	(678.8)	7,669.6
Operating Income	467.8	97.6	37.7	84.1	6.1	693.3
Interest Income	12.0	35.4	2.9	170.4	(203.8)	16.9
Interest Expense	180.5	63.8	4.9	201.3	(111.4)	339.1
Other Income	18.6	10.4(d)	1.6	7.9	1.3	39.8
Preferred Stock Dividends	2.1	-	-	2.5	(3.4)	1.2
Income Taxes	124.5(f)	32.5	16.7	8.4(f)	(20.7)(f)	161.4
Net Income (Loss)	191.3	47.1	20.6	50.2	(60.9)	248.3
Total Assets	8,933.3	1,841.5	617.6	1,595.6	1,255.5	14,243.5
Construction Expenditures	$ 447.2	$ 11.8	$ 6.3	$ -	$ 9.3	$ 474.6

Notes:
(a)

Includes unallocated Pepco Holdings' (parent company) capital costs, such as acquisition financing costs, and the depreciation and amortization related to purchase accounting adjustments for the fair value of Conectiv assets and liabilities as of the August 1, 2002 acquisition date. Additionally, the Total Assets line item in this column includes Pepco Holdings' goodwill balance. Included in Corp. & Other are intercompany amounts of $(674.4) million for Operating Revenue, $(668.2) million for Operating Expense, $(280.8) million for Interest Income, $(278.4) million for Interest Expense, and $(2.5) million for Preferred Stock Dividends.

(b)	Power Delivery purchased electric energy and capacity and natural gas from Conectiv Energy in the amount of $460.5 million for the year ended December 31, 2006.
(c)

Includes depreciation and amortization of $413.2 million, consisting of $354.3 million for Power Delivery, $36.3 million for Conectiv Energy, $11.8 million for Pepco Energy Services, $1.8 million for Other Non-Regulated, and $9.0 million for Corp. & Other.

(d)	Includes $12.3 million gain ($7.9 million after-tax) on the sale of its equity interest in a joint venture which owns a wood burning cogeneration facility in California.
(e)	Includes $18.9 million of impairment losses ($13.7 million after-tax) related to certain energy services business assets.
(f)

In 2006, PHI resolved certain, but not all, tax matters that were raised in Internal Revenue Service audits related to the 2001 and 2002 tax years. Adjustments recorded related to these resolved tax matters resulted in a $6.3 million increase in net income ($2.5 million for Power Delivery and $5.4 million for Other Non-Regulated, partially offset by an unfavorable $1.6 million impact in Corp. & Other). To the extent that the matters resolved related to tax contingencies from the Conectiv heritage companies that existed at the August 2002 merger date, in accordance with accounting rules, an additional adjustment of $9.1 million ($3.1 million related to Power Delivery and $6.0 million related to Other Non-Regulated) was recorded in Corp. & Other to eliminate the tax benefits recorded by Power Delivery and Other Non-Regulated against the goodwill balance that resulted from the merger. Also during 2006, the total favorable impact of $2.6 million was recorded that resulted from changes in estimates related to prior year tax liabilities subject to audit ($4.1 million for Power Delivery, partially offset by an unfavorable $1.5 million for Corp. & Other).

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	Year Ended December 31, 2005 (Millions of dollars)
		Competitive Energy Segments
	Power Delivery	Conectiv Energy	Pepco Energy Services	Other Non- Regulated	Corp. & Other(a)	PHI Cons.
Operating Revenue	$4,702.9	$2,603.6 (b)	$1,487.5	$ 84.5	$(813.0)	$ 8,065.5
Operating Expense (g)	4,032.1 (b)(e)	2,499.7	1,445.1	(3.8) (f)	(813.0)	7,160.1
Operating Income	670.8	103.9	42.4	88.3	-	905.4
Interest Income	8.3	31.9	2.5	115.2	(141.9)	16.0
Interest Expense	175.0	58.7	5.6	149.1	(50.8)	337.6
Other Income	20.2	3.6	1.7	4.6	6.0	36.1
Preferred Stock Dividends	2.6	-	-	2.5	(2.6)	2.5
Income Taxes	228.6 (c)	32.6	15.3	12.8	(34.1)	255.2
Extraordinary Item (net of tax of $6.2 million)	9.0 (d)	-	-	-	-	9.0
Net Income (Loss)	302.1	48.1	25.7	43.7	(48.4)	371.2
Total Assets	8,738.6	2,227.6	514.4	1,476.9	1,081.4	14,038.9
Construction Expenditures	$ 432.1	$ 15.4	$ 11.3	$ -	$ 8.3	$ 467.1

Notes:
(a)

Includes unallocated Pepco Holdings' (parent company) capital costs, such as acquisition financing costs, and the depreciation and amortization related to purchase accounting adjustments for the fair value of Conectiv assets and liabilities as of the August 1, 2002 acquisition date. Additionally, the Total Assets line item in this column includes Pepco Holdings' goodwill balance. Included in Corp. & Other are intercompany amounts of $(815.7) million for Operating Revenue, $(810.2) million for Operating Expense, $(217.6) million for Interest Income, $(215.4) million for Interest Expense, and $(2.5) million for Preferred Stock Dividends.

(b)	Power Delivery purchased electric energy and capacity and natural gas from Conectiv Energy in the amount of $565.3 million for the year ended December 31, 2005.
(c)	Includes $10.9 million in income tax expense related to IRS Revenue Ruling 2005-53.
(d)

Relates to ACE's electric distribution rate case settlement that was accounted for in the first quarter of 2005. This resulted in ACE's reversal of $9.0 million in after-tax accruals related to certain deferred costs that are now deemed recoverable. This amount is classified as extraordinary since the original accrual was part of an extraordinary charge in conjunction with the accounting for competitive restructuring in 1999.

(e)

Includes $70.5 million ($42.2 million after-tax) gain (net of customer sharing) from the settlement of Pepco's $105 million allowed, pre-petition general unsecured claim against Mirant (the Pepco TPA Claim) and the Pepco asbestos claims against the Mirant bankruptcy estate. Also includes $68.1 million gain ($40.7 million after-tax) from the sale of non-utility land owned by Pepco at Buzzard Point.

(f)	Includes $13.3 million gain ($8.9 million after-tax) related to PCI's liquidation of a financial investment that was written off in 2001.
(g)

Includes depreciation and amortization of $427.3 million, consisting of $361.4 million for Power Delivery, $40.4 million for Conectiv Energy, $14.5 million for Pepco Energy Services, $1.7 million for Other Non-Regulated and $9.3 million for Corp. & Other.

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PEPCO HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF EARNINGS
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
	UNAUDITED
	(Millions of dollars, except per share data)
Operating Revenue
Power Delivery	$1,103.9	$1,121.3	$5,118.8	$4,702.9
Competitive Energy	783.1	925.8	3,160.8	3,288.2
Other	17.5	15.8	83.3	74.4
Total Operating Revenue	1,904.5	2,062.9	8,362.9	8,065.5

Operating Expenses
Fuel and purchased energy	1,246.8	1,268.8	5,416.5	4,899.7
Other services cost of sales	147.3	189.6	649.4	712.3
Other operation and maintenance	193.3	228.8	807.3	815.7
Depreciation and amortization	97.8	106.0	413.2	427.3
Other taxes	83.1	86.1	343.0	342.2
Deferred electric service costs	1.6	56.3	22.1	120.2
Impairment losses	(0.2)	-	18.9	-
Gain on sales of assets	1.4	(10.2)	(.8)	(86.8)
Gain on settlement of claims with Mirant	-	(70.5)	-	(70.5)
Total Operating Expenses	1,771.1	1,854.9	7,669.6	7,160.1

Operating Income	133.4	208.0	693.3	905.4

Other Income (Expenses)
Interest and dividend income	4.9	8.9	16.9	16.0
Interest expense	(85.3)	(83.2)	(339.1)	(337.6)
Income (Loss) from equity investments	5.0	1.0	5.1	(2.2)
Impairment loss on equity investments	(1.8)	(4.1)	(1.8)	(4.1)
Other income	6.8	9.9	48.3	50.8
Other expenses	(1.8)	(3.0)	(11.8)	(8.4)
Total Other Expenses	(72.2)	(70.5)	(282.4)	(285.5)

Preferred Stock Dividend Requirements of Subsidiaries	0.2	.6	1.2	2.5

Income Before Income Tax Expense and Extraordinary Item	61.0	136.9	409.7	617.4

Income Tax Expense	24.7	54.8	161.4	255.2

Income Before Extraordinary Item	$36.3	$82.1	$248.3	$362.2

Extraordinary Item (net of tax of $6.2 million)	-	-	-	9.0

Net Income	$36.3	$82.1	$248.3	$371.2

Earnings per share of common stock
Before extraordinary item	$.19	$.43	$1.30	$1.91
Extraordinary item	$-	$-	$-	$.05
Total	$.19	$.43	$1.30	$1.96

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PEPCO HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
ASSETS	December 31, 2006	December 31, 2005
(Millions of dollars)

CURRENT ASSETS
Cash and cash equivalents	$ 48.8	$ 121.5
Restricted cash	12.0	23.0
Accounts receivable, less allowance for uncollectible accounts of $35.8 million and $40.6 million, respectively	1,253.5	1,361.4
Fuel, materials and supplies - at average cost	288.8	283.3
Unrealized gains - derivative contracts	72.7	185.7
Prepayments of income taxes	228.4	-
Prepaid expenses and other	77.2	122.8
Total Current Assets	1,981.4	2,097.7
INVESTMENTS AND OTHER ASSETS
Goodwill	1,409.2	1,431.3
Regulatory assets	1,570.8	1,202.0
Investment in finance leases held in Trust	1,321.8	1,297.9
Prepaid pension expense	-	208.9
Other	383.7	432.3
Total Investments and Other Assets	4,685.5	4,572.4
PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	11,819.7	11,441.0
Accumulated depreciation	(4,243.1)	(4,072.2)
Net Property, Plant and Equipment	7,576.6	7,368.8
TOTAL ASSETS	$14,243.5	$14,038.9

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PEPCO HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
LIABILITIES AND SHAREHOLDERS' EQUITY	December 31, 2006	December 31, 2005
(Millions of dollars, except shares)

CURRENT LIABILITIES
Short-term debt	$ 349.6	$ 156.4
Current maturities of long-term debt	857.5	469.5
Accounts payable and accrued liabilities	700.7	1,002.2
Capital lease obligations due within one year	5.5	5.3
Taxes accrued	99.9	341.2
Interest accrued	80.1	84.6
Other	433.6	358.4
Total Current Liabilities	2,526.9	2,417.6

DEFERRED CREDITS
Regulatory liabilities	842.7	594.1
Income taxes	2,084.0	1,935.0
Investment tax credits	46.1	51.0
Pension benefit obligations	78.3	36.3
Other postretirement benefit obligations	405.0	284.2
Other	256.5	251.4
Total Deferred Credits	3,712.6	3,152.0

LONG-TERM LIABILITIES
Long-term debt	3,768.6	4,202.9
Transition Bonds issued by ACE Funding	464.4	494.3
Long-term project funding	23.3	25.5
Capital lease obligations	111.1	116.6
Total Long-Term Liabilities	4,367.4	4,839.3

COMMITMENTS AND CONTINGENCIES

MINORITY INTEREST
Total Minority Interest	24.4	45.9

SHAREHOLDERS' EQUITY
Common stock, $.01 par value - authorized 400,000,000 shares - issued 191,932,445 shares and 189,817,723 shares, respectively	1.9	1.9
Premium on stock and other capital contributions	2,645.0	2,586.3
Accumulated other comprehensive loss	(103.4)	(22.8)
Retained earnings	1,068.7	1,018.7
Total Shareholders' Equity	3,612.2	3,584.1

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$14,243.5	$14,038.9

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POWER DELIVERY SALES AND REVENUES
	Three Months Ended December 31,		Twelve Months Ended December 31,
Power Delivery Sales (Gigawatt Hours)	2006	2005	2006	2005
Regulated T&D Electric Sales
Residential	3,646	3,887	17,139	18,045
Commercial	6,829	7,392	28,638	29,441
Industrial	1,006	1,014	4,119	4,288
Total Regulated T&D Electric Sales	11,481	12,293	49,896	51,774

Default Electricity Supply Sales
Residential	3,553	3,792	16,698	17,490
Commercial	2,685	3,720	14,799	15,020
Industrial	229	522	1,379	2,058
Other	29	29	129	157
Total Default Electricity Supply Sales	6,496	8,063	33,005	34,725

	Three Months Ended December 31,		Twelve Months Ended December 31,
Power Delivery Electric Revenue (Millions of dollars)	2006	2005	2006	2005
Regulated T&D Electric Revenue
Residential	$118.3	$125.9	$575.7	$613.0
Commercial	163.8	174.2	699.0	726.8
Industrial	5.1	8.7	28.6	36.8
Other (Includes PJM)	51.1	61.8	229.9	246.6
Total Regulated T&D Electric Revenue	$338.3	$370.6	$1,533.2	$1,623.2

Default Supply Revenue
Residential	$342.0	$241.8	$1,482.2	$1,161.7
Commercial	269.3	255.3	1,348.6	994.9
Industrial	20.6	34.3	108.2	134.2
Other (Includes PJM)	57.0	132.4	332.9	462.2
Total Default Supply Revenue	$688.9	$663.8	$3,271.9	$2,753.0

Other Electric Revenue	$15.2	$20.1	$58.3	$65.2

Total Electric Operating Revenue	$1,042.4	$1,054.5	$4,863.4	$4,441.4

	Three Months Ended December 31,		Twelve Months Ended December 31,
Power Delivery Gas Sales and Revenue (Millions of dollars)	2006	2005	2006	2005
Regulated Gas Sales (Bcf)
Residential	2.0	2.5	6.6	8.4
Commercial	1.5	1.7	4.6	5.6
Industrial	.3	.4	.8	1.1
Transportation and Other	1.8	1.5	6.3	5.6
Total Regulated Gas Sales	5.6	6.1	18.3	20.7

Regulated Gas Revenue
Residential	$27.9	$29.0	$116.2	$115.0
Commercial	17.6	20.2	73.0	68.5
Industrial	2.4	3.3	10.3	10.6
Transportation and Other	1.5	1.2	5.3	4.6
Total Regulated Gas Revenue	$49.4	$53.7	$204.8	$198.7
Other Gas Revenue	$12.1	$13.2	$50.6	$62.8

Total Gas Operating Revenue	$61.5	$66.9	$255.4	$261.5
Total Power Delivery Operating Revenue	$1,103.9	$1,121.4	$5,118.8	$4,702.9

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WEATHER DATA - CONSOLIDATED ELECTRIC SERVICE TERRITORY
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005

Heating Degree Days	1,326	1,548	3,736	4,444
20 Year Average	1,530	1,524	4,263	4,247
Percentage Difference from Average	-13.3%	1.6%	-12.4%	4.6%
Percentage Difference from Prior Year	-14.3%		-15.9%

Cooling Degree Days	17	40	1,382	1,570
20 Year Average	26	26	1,332	1,316
Percentage Difference from Average	-34.6%	53.8%	3.8%	19.3%
Percentage Difference from Prior Year	-57.5%		-12.0%
CONECTIV ENERGY
	Three Months Ended
	December 31, 2006	September 30, 2006	June 30, 2006	March 31, 2006	December 31, 2005

Gigawatt Hour Supply (GWh)
Base-Load (1)	439	455	402	518	383
Mid-Merit (Combined Cycle) (2)	319	1,082	407	274	444
Mid-Merit (Oil Fired) (3)	(2)	121	0	(4)	120
Peaking	4	95	18	15	20
Tolled Generation	7	77	7	4	14
Generation Output	767	1,830	834	807	981
Load Service Volumes	1,358	1,831	1,885	3,440	3,369
Total Sales (4)	2,125	3,661	2,719	4,247	4,350

Around-the-clock Market Prices ($/MWh) PJM - East (5)	$44.49	$61.33	$48.02	$58.28	$77.33

On Peak Market Prices ($/MWh) PJM - East (5)	$55.17	$80.66	$61.01	$63.42	$98.20

Gas Price - M3 (Market Area) ($/MMBtu) (5)	$ 7.10	$ 6.66	$ 7.04	$ 8.46	$12.95

Average Power Sales Price ($/MWh) (6)
Generation	$57.87	$96.11	$67.57	$65.49	$65.50
Other (7)	$65.51	$73.39	$54.21	$108.65	$46.01

Generation Margin per MWh (8)	$57.4	$38.3	$45.8	$86.7	$46.6

Generation Margin Key Drivers (Percentage of Total) (8)
West to East Hub Congestion	3%	11%	0%	2%	5%
Power & Fuel Hedges	48%	-32%	17%	54%	-52%
Ancillary Services & Hourly Flexibility Premium	8%	9%	14%	19%	22%
Fuel Switching	0%	2%	0%	2%	11%
PJM Capacity (ICAP)	12%	8%	7%	5%	9%
Energy Spark Spreads	29%	102%	62%	18%	105%

Notes:
(1)	Edge Moor Units 3 and 4 and Deepwater Unit 6.
(2)	Hay Road and Bethlehem, all units.
(3)	Edge Moor Unit 5 and Deepwater Unit 1.
(4)	Restated to include tolled generation.
(5)	Daily average.
(6)	Calculated from data reported in Conectiv Energy's Electric Quarterly Report (EQR) filed with the FERC; does not include capacity or ancillary services revenue.
(7)	Consists of default electricity supply sales, standard product power sales, and spot power sales other than merchant generation as reported in Conectiv's EQR.
(8)	Estimate.

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CONECTIV ENERGY - (continued)
Operating Summary (Millions of dollars)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2006		2005	2006		2005
Gigawatt Hour Supply (GWh)
Generation Output	767	(3)	981	4,237	(3)	5,666
Load Service Volumes	1,358	(4)	3,369	8,515	(4)	14,231
Total Sales	2,125		4,350	12,752		19,897

Operating Revenue:
Merchant Generation and Load Service (1)	$ 271.7		$ 379.9	$1,347.1		$1,524.4
Energy Marketing (2)	186.5		310.1	810.2		1,079.2
Total	458.2		690.0	2,157.3		2,603.6

Cost of Goods Sold:
Merchant Generation and Load Service (1)	219.6		332.4	1,116.4		1,276.3
Energy Marketing (2)	180.1		298.4	785.6		1,068.1
Total	399.7		630.8	1,902.0		2,344.4

Gross Margin:
Merchant Generation and Load Service (1)	52.1	(5)	47.5	230.7	(5)	248.1
Energy Marketing (2)	6.4	(6)	11.7	24.6	(6)	11.1
Total	58.5		59.2	255.3		259.2

Operating and Maintenance Expenses	29.7	(7)	36.8	116.3	(7)	111.0
Depreciation	9.1		8.8	36.3	(8)	40.4
Taxes Other Than Income Taxes	1.2		1.0	4.2		3.2
Other Operating Expenses	0.5		0.8	0.9		0.7
Total	40.5		47.4	157.7		155.3

Operating Income	$ 18.0		$ 11.8	$ 97.6		$ 103.9

Notes:

(1)

Merchant Generation and Load Service is comprised of the two business activities that previously were reported separately as Merchant Generation and Full Requirements Load Service. The combination of the two activities for reporting purposes has been implemented because Full Requirements Load Service contracts are primarily used, along with other hedges already considered part of Merchant Generation, to hedge capacity and energy output from Conectiv Energy's generating plants. Merchant Generation & Load Service consists primarily of electric power, capacity and ancillary services sales from Conectiv Energy's generating plants; tolling arrangements entered into to sell energy and other products from Conectiv Energy's generating plants and entered into to purchase energy and other products from other companies' generating plants; hedges of power, capacity, fuel and load; the sale of excess fuel (primarily natural gas) and emission allowances; electric power, capacity, and ancillary services sales pursuant to competitively bid contracts entered into with affiliated and non-affiliated companies to fulfill their default electricity supply obligations; and fuel switching activities made possible by the multi-fuel capabilities of some of Conectiv Energy's generating plants.

(2)

The activity designated as "Other Power, Oil and Gas Marketing Services" in previous reports has been renamed "Energy Marketing". The activities continue to consist primarily of wholesale natural gas marketing and fuel oil marketing; the activities of the real-time power desk which generates margin by identifying and capturing price differences between power pools, and locational and timing differences within a power pool; and prior to October 31, 2006, providing operating services under an agreement with an unaffiliated power plant.

(3)

Lower generating plant output during the fourth quarter of 2006 compared to the 2005 quarter was due to milder weather, which resulted in a 22% decrease in output. Lower generating plant output in 2006 compared to 2005 was due primarily to milder weather, coupled with lower spark spreads and an unplanned summer outage at the Hay Road generating facility, which resulted in a 25% decrease in output from Conectiv Energy's generating plants.

(4)

Lower load service volumes during the fourth quarter of 2006 compared to the 2005 quarter and for the year 2006 compared to 2005 resulted from the termination of the Delaware POLR load obligation in April 2006, which was partially offset with new load service contracts.

(5)

Higher Merchant Generation and Load Service gross margins during the fourth quarter of 2006 compared to the 2005 quarter were driven by favorable standard product and load service hedge results due to lower power prices and higher margins associated with new default electric service contracts (which replaced expiring higher volume but lower margin default electricity supply sales), partially offset by the lower output from Conectiv Energy's generating plants. Lower gross margins in 2006 compared to 2005 were due to lower output from Conectiv Energy's generating plants and lower margins from ancillary services and fuel switching activities, partially offset by hedging gains, new higher margin default electricity service contracts (which replaced expiring higher volume but lower margin default electricity supply sales contracts), and a mark-to-market gain on a supply contract.

(6)

Lower Energy Marketing gross margins during the fourth quarter of 2006 compared to the 2005 quarter resulted primarily from higher margins from the sale of lower cost supply which was acquired prior to the run up in oil and gas prices in the fourth quarter of 2005 which did not recur in the 2006 quarter.

Higher Energy Marketing gross margins in 2006 compared to 2005 resulted from improved inventory management in the oil marketing business and gains on storage, transportation, and supply contracts in the gas marketing business. These improvements were partially reduced due to the expiration and associated termination costs of a contract to provide operating services for an unaffiliated generation station which expired on October 31, 2006.

(7)

Lower operating and maintenance expenses during the fourth quarter of 2006 compared to the 2005 quarter were primarily due to the timing of maintenance work. Higher operating and maintenance expenses were experienced in 2006 compared to 2005 primarily due to an unplanned generating facility outage.

(8)	Lower depreciation expense in 2006 compared to 2005 is due to an adjustment to reflect the results of an asset life study which increased the estimated remaining life of the power plants.

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PEPCO ENERGY SERVICES
Operating Summary (Millions of dollars)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2006		2005	2006		2005

Retail Electric Sales (GWh)	3,990		2,801	13,656		12,842

Operating Revenue	$463.4		$387.9	$1,668.9		$1,487.5
Cost of Goods Sold	426.7		351.2	1,531.1		1,357.5
Gross Margin	36.7		36.7	137.8		130.0

Gross Margin Detail:
Retail Energy Supply	21.1	(1)	16.9	68.0	(1)	56.0
Energy Services	15.5	(2)	15.7	61.0	(3)	53.8
Power Generation	0.1	(4)	4.1	8.8	(4)	20.2
Total	36.7		36.7	137.8		130.0

Operation and Maintenance Expenses	18.7		19.7	69.4		73.1
Depreciation	3.0		4.4	11.8		14.5
Impairment Loss (Adjustment)	(0.2)		-	18.9	(5)	-
Operating Expenses	21.5		24.1	100.1		87.6

Operating Income	$ 15.2		$12.6	$ 37.7		$ 42.4

Notes:
(1)

Retail Energy Supply gross margin increased quarter-over-quarter and year-over-year primarily due to higher electric volumes, more favorable supply costs and gains on the sale of excess supply partially offset by mark-to-market losses on de-designated hedges.

(2)	Energy Services gross margin decreased quarter-over-quarter due to divestitures in 2006 partially offset by higher construction activity and improved fuel costs in the thermal energy business.
(3)	Energy Services gross margin increased year-over-year due to higher construction activity and higher thermal energy sales.
(4)	Power Generation gross margin decreased for the quarter and year-to-date compared to 2005 due to lower generation output.
(5)	Impairment loss on certain Energy Services assets.

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